Exhibit 99.1

NEWS RELEASE

SEMTECH ANNOUNCES $150 MILLION ACCELERATED STOCK BUYBACK

1:30 p.m. PT

Wednesday, May 30, 2007

CAMARILLO, CALIFORNIA, May 30, 2007 – SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that its Board of Directors has approved an accelerated stock repurchase program. The program is supplemental to the Company’s existing stock repurchase program, under which approximately $50.3 million of remaining authority exists.

In connection with the accelerated stock repurchase program, the Company intends to enter into a privately negotiated agreement with Goldman, Sachs & Co. (“Goldman Sachs”) to repurchase an aggregate of $150 million of the Company’s common stock, subject to certain purchase price adjustments. Based on the closing price of the Company’s common stock on May 29, 2007, the $150 million repurchase would represent approximately 14% of the Company’s market capitalization.

The number of shares to be repurchased under the program will be determined at the time the agreement is executed, which is expected to occur later today. On the third trading day after the agreement is executed, the Company will pay to Goldman Sachs an initial purchase price of $150 million and Goldman Sachs will deliver to the Company the applicable number of borrowed shares. Goldman Sachs is expected to cover the borrowed shares by making open market purchases of the Company’s common stock during the course of the program. The final purchase price will be based on the volume weighted average share price of the Company’s common stock (the “VWAP price”) from the end of an initial period (which is expected to last approximately one month) to the end of the program. The program will end on any day of Goldman Sachs’ choosing starting approximately four months and ending approximately thirteen months after the date the agreement is signed. At program termination, the Company is expected to either receive from or pay to Goldman Sachs a purchase price adjustment based on such VWAP price, which amount may be paid in cash or shares.

Approximately one third of the repurchased shares will be subject to a collar provision that establishes the minimum and maximum purchase price adjustments that the Company may receive or pay at program termination in respect of the collared shares. These minimum and maximum adjustments will not be known until the end of the initial period and will be based on the VWAP price during the initial period. The remaining approximately two-thirds of the repurchased shares will not be subject to the collar provision.

The repurchase will be funded with the Company’s existing cash, and the Company currently intends to hold the repurchased shares as treasury stock. The outstanding shares used to calculate earnings per share will be immediately reduced by the number of shares repurchased.

Mohan Maheswaran, the Company’s Chief Executive Officer commented “our strong balance sheet and operating cash flows have enabled us to use this accelerated stock repurchase program as a mechanism to return value to our shareholders.”

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations, including with respect to the accelerated stock repurchase program. Some forward-looking statements may be identified by use of terms such as “expects,” “anticipates,” “intends,” “estimates,” “believes,” “projects,” “should,” “will,” “plans” and similar words.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company’s products in particular, competitors’ actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, risks associated with the businesses of major customers, and risks associated with the accelerated stock repurchase program, including the time to complete the program and the extent of any true-up adjustment to the initial purchase price. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2007, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Todd German, Investor Relations, Telephone: 805-480-2004